UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐Definitive Proxy Statement

☒    Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

HYZON MOTORS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒    No fee required

☐Fee paid previously with preliminary materials

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Hyzon Motors Inc.
599 South Schmidt Road
Bolingbrook, IL 60440

SUPPLEMENT
TO DEFINITIVE PROXY STATEMENT DATED JULY 29, 2024
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 21, 2024

On July 29, 2024, Hyzon Motors Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the Company’s Annual Meeting of Stockholders to be held on August 21, 2024 (the “Annual Meeting”). The Company is filing this supplement to its Proxy Statement solely to correct an inadvertent error with respect to the description of the voting standard for Item 1 – Election of Directors (the “Election of Directors Proposal”).

Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

The first paragraph under the heading “Proxy Statement-Information Concerning Voting and Solicitation-Voting Standard-What vote is required to approve each item?” on page 1 of the Proxy Statement, which states the voting standard applicable to the Election of Directors Proposal, is amended and restated to read as follows:

As set forth in Section 5.2(b) of our Second Amended and Restated Certificate of Incorporation, as amended, directors will be elected by a plurality of votes cast in the election. This means that the two nominees receiving the highest number of “FOR” votes will be elected as Class III directors. Votes “AGAINST” and Abstentions on the proxy card already mailed in connection with the Proxy Statement will be treated as votes “WITHHELD” and will have no effect on whether any director has been elected.

The above corrections have no effect on the treatment of abstentions with respect to the Election of Directors Proposal as described in the Proxy Statement, which abstentions and votes “AGAINST” will be treated as votes “WITHELD” and thus will have no effect on the outcome of the proposal.

This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already voted your shares or submitted your proxy, you do not need to take any action unless you wish to change your vote.